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                                 EXHIBIT 12.

     Computation of Ratio of Earnings to Fixed Charges - Printpack, Inc.


















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\                                                                     EXHIBIT 12


                               PRINTPACK, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)




                                                        FISCAL YEAR ENDED JUNE(1)                                  Pro Forma
                                  1992              1993          1994               1995              1996       Combined(2)

Pre-tax income from
 continuing operations          $ 12,521         $16,788         $21,649          $18,345           $17,427       $  (7,665)

Minority interest in the
 income of subsidiary
 with fixed charges                    -               -               -             (316)           (1,111)         (1,111)

Plus:  Capitalized interest
 amortized during the period         620             567             546              546               584             584


Less:  Capitalized interest         (648)           (163)           (414)            (579)             (887)           (887)
                                --------         -------         -------          -------           -------       ---------
                                  12,493          17,192          21,781           17,996            16,013          (9,079)
                                --------         -------         -------          -------           -------       ---------
Fixed charges:
  Interest expense and
    amortization of debt
    discount and premium
    on all indebtedness            8,976           9,006          10,016           10,975            12,411          56,948


Rentals - 33%                      1,114           1,131             655              581               573           1,497
                                --------         -------         -------          -------           -------       ---------

 Total fixed charges              10,090          10,137          10,671           11,556            12,984          58,445
                                --------         -------         -------          -------           -------       ---------

Earnings before income
  taxes, minority interest
  and fixed charges             $ 22,583         $27,329         $32,452          $29,552           $28,997       $  49,366
                                ========         =======         =======          =======           =======       =========

Ratio of earnings
  to fixed charges                   2.2             2.7             3.0              2.6               2.2             0.8(3)
                                ========         =======         =======          =======           =======       =========


(1)  The Company's fiscal year ends on the last Saturday of June.

(2) The Pro Forma Combined computation of ratio of earnings to fixed charges relates to the 12 months ended June 29, 1996 as if the Transactions had occurred on July 1, 1995.

(3) Earnings were approximately $9.1 million less than fixed charges in this period.